Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 27, 2015, relating to the financial statements of The Men’s Wearhouse, Inc., and the effectiveness of The Men’s Wearhouse, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended January 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, TX

March 27, 2015